Exhibit 99


Press Release                              For more information contact:
For Immediate Release                      Debbie Meekins, President
                                            and CEO
                                           Sonoma National Bank
January 26, 2005                           801 Fourth Street
                                           Santa Rosa, CA 95405
                                           (707) 579-2265
                                           dmeekins@snbank.com




RECORD PROFITS IN 2004 FOR NORTHERN EMPIRE BANCSHARES


Northern Empire Bancshares, the financial holding company of Sonoma National Bank, reported consolidated income of $14,320,000 for the year ended December 31, 2004 compared to $11,271,000 in 2003, representing an increase of 27.1%. Return on average assets equaled 1.5% and the return on average equity equaled 18.2% for the year. Basic earnings per share was were $1.46 and $1.30 on a diluted basis, compared to $1.22 and $1.06 for 2003. Fourth quarter earnings equaled $3,479,000 in 2004 up 13.7% from the same quarter last year.

Increased earnings in 2004 resulted from growth in loans, which increased net interest margin from $30.8 million in 2003 to $39.1 million in 2004. Gross loans grew $205.7 million to equaled $947.7 million at year end, compared to $742.0 million at December 31, 2003, for an increase of 27.7%. The allowance for loan losses increased to $8.7 million up from $7.3 million at December 31, 2003, in recognition of the record loan growth during the year.

Funding loan growth were increases in deposits and Federal Home Loan Bank Advances. Total deposits equaled $791.0 million at year end 2004, compared to $658.3 million at December 31, 2003, for an increase of 20.2%. Advances from the Federal Home Loan Bank increased 61.0% from $119.2 million at December 31, 2003 to $191.9 million at the end of 2004. These advances improve the net interest margin as their interest rates are lower than the cost of deposits of a similar term.

Operating expenses totaling $16.6 million increased 17.5% over last year. The majority of the increase results from growth in the Bank, which included the new branch in San Rafael, consolidation of relocation of the Loan Department and certain administrative functions into a larger office facility, and expansion of the existing operations center. The Bank is opening new California branches in Walnut Creek and Petaluma this Spring and a new branch in Concord this Summer. The efficiency ratio equaled 39.6%, which is very favorable when compared to our peer group.

Total assets at December 31, 2004 were up 27.4% to $1,080 million from $848.2 million one year ago. Deposits were up 20.2% to $791.0 million. The Bank remained well capitalized with total risk based capital equaling 10.8% on December 31, 2004.

Sonoma National Bank celebrates the 20th Anniversary of the Bank opening on January 25, 2005. Throughout the past 20 years, independent banking competitors in Sonoma County have evolved considerably. Other banks in the area, Codding Bank, North Bay Savings, Allied Bank, North Coast Bank, Bank of Petaluma, and most recently National Bank of the Redwoods, have all been either acquired or merged throughout the past 20 years. In 2004, The Bank exceeded the $1 billion mark in assets, opened its 8th branch, secured 3 new branch locations for 2005 and now employed more than 170 people at year end. The Bank will continue expanding and is looking for new branch and loan production office opportunities in order to provide for the continued growth of the Company.

Except for historical information contained herein, the statements contained in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to risks and uncertainties. Actual results may differ materially from those set forth in or implied by forward-looking statements. These risks are described from time to time in Northern Empire Bancshares' Securities and Exchange Commission filings, including its annual reports on Form 10-K and quarterly reports on Form 10-Q. Northern Empire Bancshares disclaims any intent or obligation to update these forward-looking statements.


                      NORTHERN EMPIRE BANCSHARES
                      CONSOLIDATED BALANCE SHEET
                             (Unaudited)

                                               December 31,
                                            2004             2003
                                     -----------      ------------
ASSETS
Cash and due from banks              $21,006,000      $20,078,000
Federal funds sold                    95,498,000       74,496,000
Investment securities
Available for sale                     1,082,000          632,000
Restricted                             9,274,000        6,126,000
Loans, net                           938,104,000      733,857,000
Leasehold improvements and
 equipment, net                        2,709,000        1,586,000
Accrued interest receivable
 and other assets                     13,251,000       11,451,000
                                 ---------------     ------------

Total Assets                      $1,080,924,000     $848,226,000
                                 ===============     ============

LIABILITIES AND SHAREHOLDERS
Deposits                            $791,025,000     $658,320,000
Accrued interest payable
 and other liabilities                 8,109,000        3,162,000
FHLB advances                        191,912,000      119,211,000
                                 ---------------     ------------
Total Liabilities                    991,046,000      780,693,000
Shareholder's equity                  89,878,000       67,533,000
                                 ---------------     ------------
Total Liabilities and
 Shareholders Equity              $1,080,924,000     $848,226,000
                                 ===============     ============









                                NORTHERN EMPIRE BANCSHARES
                               CONSOLIDATED INCOME STATEMENT
                                      (Unaudited)
                              Three Months
                            ended December 31,    Years ended December 31,
                            --------------------  ------------------------
                                 2004        2003         2004        2003
                                 ----        ----         ----        ----
INTEREST INCOME           $15,040,000 $11,663,000  $54,402,000 $44,732,000
INTEREST EXPENSE            4,555,000   3,312,000   15,286,000  13,924,000
                          ----------- -----------  ----------- -----------
NET INTEREST INCOME        10,485,000   8,351,000   39,116,000  30,808,000
PROVISION FOR LOAN LOSSES     525,000     150,000    1,550,000     900,000
OTHER INCOME                  315,000     717,000    2,862,000   2,894,000
NONINTEREST EXPENSES        4,793,000   3,883,000   16,640,000  14,165,000
                          ----------- -----------  ----------- -----------
INCOME BEFORE INCOME TAXES  5,482,000   5,035,000   23,788,000  18,637,000
INCOME TAX PROVISION        2,003,000   1,975,000    9,468,000   7,366,000
                          ----------- -----------  ----------- -----------
NET INCOME                 $3,479,000  $3,060,000  $14,320,000 $11,271,000
                          =========== ===========  =========== ===========
Earnings per common share       $0.35       $0.33*       $1.46       $1.22*
Earnings per common share
 assuming dilution              $0.33       $0.28*       $1.30       $1.06*

Selected Financial Ratios:
 Return on average assets                                 1.5%        1.5%
 Return on average equity                                18.2%       18.8%
 Efficiency ratio                                        39.6%       42.0%

* Prior year adjusted for 5% stock dividend and 2 for 1 stock split